EXHIBIT NO. 99(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information for MFS Municipal High Income Fund, in Post-Effective Amendment No. 42 to the Registration Statement (Form N-1A, No. 2-60491) of MFS Series Trust III.

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated March 17, 2008, with respect to the financial statements and financial highlights of MFS Municipal High Income Fund, a Fund of MFS Series Trust III, included in the Annual Report to Shareholders for the fiscal year ended January 31, 2008.

ERNST & YOUNG LLP

Boston, Massachusetts

May 27, 2008